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                                                                     EXHIBIT 4.3

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "First Amendment") is entered into as of the 24th day of April, 2001, by and between Aronex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, as rights agent (the "Rights Agent"), and amends that certain Rights Agreement dated as of October 6, 1999 by and between the Company and the Rights Agent (the "Rights Agreement").

                                    RECITALS

     A. On October 6, 1999, in order to preserve for stockholders the long-term value of the Company, the Board of Directors of the Company adopted resolutions authorizing, among other things, the (i) execution of the Rights Agreement by the Company and the Rights Agent in order to set forth certain terms and conditions with respect to the Rights, and (ii) the appointment of the Rights Agent under the Rights Agreement.

     B. The Rights Agent and the Company then entered into the Rights Agreement.

     C. Section 27 of the Rights Agreement permits amendment thereof upon execution by the Company and the Rights Agent of a written agreement setting forth such amendment.

     D. The Company and the Rights Agent desire to amend the Rights Agreement to change the definitions of (i) "Acquiring Person" in Section 1(a), (ii) "Distribution Date" in Section 3(a) and (iii) "Final Expiration Date" in Section 7(a).

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree that the Rights Agreement is amended as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

          Notwithstanding anything in this Agreement to the contrary, none of Merger Sub (as hereinafter defined), Parent (as hereinafter defined) nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Agreement and Plan of Merger dated as of April 23, 2001 (the "Merger Agreement") among Antigenics Inc., a Delaware corporation ("Parent"), NASA Merger Corp., a Delaware corporation ("Merger Sub") and the Company, pursuant to which the Company would, at closing, become a wholly owned subsidiary of Parent.

     2. Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

          Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement, as the Merger Agreement may be amended from time to time in accordance with its terms.

     3. Section 7(a) of the Rights Agreement is hereby deleted and the following new Section 7(a) inserted in lieu thereof:

          The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal


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          office of the Rights Agent, together with payment of the Purchase
          Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on October 18, 2009, (ii) that time which is immediately prior to acceptance by the Secretary of State of the State of Delaware of a certificate of merger consummating the merger transaction contemplated by the Merger Agreement pursuant to which the Company would be merged with and into Merger Sub (either (i) or (ii), the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") and
          (iv) the time at which such Rights are exchanged as provided in
          Section 24 hereof.

     2. The Recitals set forth at the beginning of this First Amendment are incorporated herein.

     3. Except as amended by this First Amendment, the Rights Plan shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

                                       AMERICAN STOCK TRANSFER AND
                                       TRUST COMPANY, as Rights Agent

                                       By: /s/ Herbert Lemmer
                                           -------------------------------------
                                           Herbert Lemmer, Vice President


                                       ARONEX PHARMACEUTICALS, INC.

                                       By: /s/ Geoffrey F. Cox, Ph.D.
                                           -------------------------------------
                                           Geoffrey F. Cox, Ph.D., Chairman of
                                           the Board and Chief Executive Officer